Exhibit 99(b)

The UAW and Delphi Corporation have agreed to a seven-year new hire wage and benefit Supplement to the 2003 UAW-Delphi National Agreement. Key provisions of the Supplement are:

Wages — The Supplement establishes three wage groupings based on the work performed. The starting wage for new hires in all three groupings is $14 per hour, with a grow-in to full rates of $18.50, $16.50, and $14.50, respectively. Workers will receive an increase equal to 3 percent of their hourly rate every 26 weeks from the date of hire until they reach the full rate.

COLA — Workers covered by the Supplement will receive cost-of-living adjustments (COLA) based on the formula in the UAW-Delphi National Agreement, with the first COLA adjustment to be made in the second quarter of the fourth year of the Supplement. From the first COLA adjustment through the second quarter of the sixth year of the Supplement, COLA will be paid at 70 percent of the full COLA adjustment. Starting with the third quarter of the sixth year, COLA adjustments will be paid at 100 percent.

Performance Bonuses — Workers covered by the Supplement will receive a Performance Bonus equal to 3 percent of qualified earnings in 2005, 2006, 2007, 2008, 2009, and 2010.

Skilled Trades — The wage rates for skilled trades workers in the UAW-Delphi National Agreement will apply to journeymen/women and apprentices hired under the Supplement and to production workers hired under the Supplement who are subsequently promoted to skilled trades classifications or apprenticeships. However, the remaining provisions of the Supplement, including benefits, will apply to such workers.

Health Care — Workers covered by the Supplement are not required to contribute to the cost of monthly health insurance premiums. There are annual deductibles of $300 for an individual or $600 for a family for in-network care; the annual deductibles for out-of-network care are $1,200 individual and $2,100 family. The employee co-pay is 10 percent in-network, 35 percent out-of-network. The annual out-of-pocket maximum for in-network care is $1,000 for an individual and $2,000 for a family; there is no out-of-pocket maximum for out-of-network care. The co-pay for prescription drugs at retail is $7.50 for generic, $15 for brand name; at mail order (90-day supply), the co-pay is $7.50 for generic, $15 for brand name.

In addition, Delphi will contribute $600 annually to a “Flexible Spending Account” (FSA) for each worker. Workers can use the FSA to cover health care costs not covered by the plan, including deductibles and co-pays, consistent with IRS guidelines for such accounts.

Dental Plan — On attaining 3 years seniority, workers will be eligible for the same dental coverage as provided by the 2003 UAW-Delphi National Agreement.

Vision Care — Annual eye exams will be covered for workers with 3 years seniority but less than 5 years seniority; frames and lenses may be obtained at discounts through network providers. For workers with 5 or more years seniority, vision coverage is the same as in the 2003 UAW-Delphi National Agreement.

Individual Retirement Plan — Delphi will provide annual contributions equal to 5.4 percent of wages to each worker’s Individual Retirement Plan account; accounts will accrue with interest credited annually at the 30-year U.S. Treasury bond rate. There are no provisions for Supplements, Temporary Benefits, or 30-and-Out retirement.

Personal Savings Plan — Delphi will provide a 30 percent match on the first 7 percent of a worker’s contribution; the company match begins after a worker reaches 6 months seniority, and the company match vests at 3 years seniority.

Group Life and Disability — Basic life insurance coverage and the work-related death benefit will be based on wages in accordance with the Schedule of Benefits in the UAW-Delphi Life Insurance Plan. Workers with 1 year seniority but less than 3 years seniority will be eligible for 26 weeks of sickness and accident benefits; workers with 3 or more years seniority will be eligible for 52 weeks. Workers with 1 year but less than 3 years seniority will be eligible for 13 weeks of extended disability benefits; extended disability benefits for workers with 3 years but less than 5 years seniority will be 26 weeks; workers with 5 or more years seniority will be eligible for the same benefits as provided in the 2003 UAW-Delphi Extended Disability Plan.

Supplemental Unemployment Benefits (SUB) — Workers with 1 year but less than 3 years seniority will be eligible for 26 weeks of Supplemental Unemployment Benefits, while workers with 3 or more years seniority will be eligible for 52 weeks; at the point the 52 weeks is exhausted, the company will provide up to an additional 104 weeks.

Vacation — The maximum annual vacation entitlement for workers covered under the supplement is 160 hours.

Independence Week Shutdown — The provisions of the UAW-Delphi National Agreement regarding the Independence Week Shutdown will not apply to workers hired under the Supplement; a worker who has obtained seniority and is not scheduled to work during the Independence Week Shutdown will have the option of using Vacation Entitlement Hours, if available, or taking an unpaid leave of absence.

Joint Activities — The UAW-Delphi National Agreement’s provisions for funding joint activities will be suspended with respect to hours worked by workers covered by the Supplement. However, these workers will be covered by the Training, Health and Safety, Quality Network, Dependent Care Spending Plan programs as well as specific Work/Family programs, including the Diversity, Employee Assistance, Critical Incident Intervention, and Workplace Violence Initiatives programs.

The UAW-Delphi Retiree Tuition Assistance Program, Scholarship Program for Dependent Children, Group Legal Services, Tuition Assistance, Pre- and Post-Retirement Planning, Paid Educational Leave, Child and Elder Care referral services, the Homework Hotline, and any subsidy for child care center usage are also suspended for workers covered by the Supplement.

Delphi’s Commitments

The Supplement commits Delphi to allocate new product awards, both GM and non-GM, to UAW-represented facilities and make sufficient capital investments at those sites to allow them to be competitive, improve product quality, improve operational effectiveness and be viable for the long term. Such allocation and investment decisions are dependent upon the overall economic climate, consumer preferences, and customer sourcing decisions. In addition, Delphi committed to continue its focus on maintaining present GM business, winning back GM business lost since the spin-off, and winning new GM business.

The Supplement extends Delphi’s existing commitment to refrain from closing or partially or wholly selling, spinning-off, consolidating or otherwise disposing of any plant, asset, or business unit constituting a bargaining unit covered by the national agreement during the 4-year period following the expiration of the 2003-2007 UAW-Delphi National Agreement, except by mutual agreement with the UAW or circumstances beyond the control of the corporation (e.g., “act of God”). Discussions regarding the consolidation of Delphi’s Flint West (Michigan), Tuscaloosa (Alabama), and Olathe (Kansas) facilities are continuing.

Delphi also committed to negotiate competitive local plant operating practices and have an appropriate level of supervisory staffing at UAW-represented sites, as determined by mutual agreement of the union and corporation. The Supplement commits Delphi to the principle of “equivalence of sacrifice” when establishing compensation and benefit levels for salaried employees and management, to ensure that sacrifices of UAW-represented workers are reflected in salaried pay and benefit practices.